Exhibit 99.1

1106 Palms Airport Dr. Las Vegas, NV 89119 www.shfl.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 email: jboguslawski@shfl.com	Gavin Isaacs, CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

SHFL ENTERTAINMENT, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR ENDED 2012 RESULTS

SHFL entertainment Achieves Record Quarterly and Annual Revenue and Net Income; Fiscal Year Adjusted Diluted Earnings Per Share Growth of 25%

LAS VEGAS, Nevada, December 17, 2012 - SHFL entertainment, Inc. (NASDAQ Global Select Market:  SHFL) (“SHFL” or the “Company”) today announced its results for the fourth quarter and fiscal year ended October 31, 2012.

"We had a strong finish to 2012 with record revenue of $73.6 million in the fourth quarter, driven by successful execution of our core businesses.  For the fiscal year, 14% growth on the top line, 12% recurring revenue growth, and 25% growth in adjusted earnings per share demonstrate yet another year of exceptional performance.  All but one of our product categories witnessed double digit revenue growth; that's impressive in any environment, and especially in this one," said Gavin Isaacs, SHFL's Chief Executive Officer.  "As we communicated throughout the year, we have been and intend to continue to invest in our business and look forward to reaping the benefits in the future.  Entering the new fiscal year, we believe we are well-positioned for sustainable growth as we benefit from continued MD3 card shuffler placements, global expansion of our slot machine business, improved e-Table offerings, and meaningful opportunities created from the power of our specialty table game brands, both in brick and mortar casinos and online casinos.”

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Fourth Quarter 2012 Financial Highlights

♦	Total revenue increased 12% to a record $73.6 million, up from $65.7 million over the prior year period.

♦	Recurring revenue grew 14% year-over-year to $31.5 million, due to growth in the Utility, Proprietary Table Game (“PTG”), and Electronic Table Systems (“ETS”) segments.

♦	GAAP net income increased 11% year-over-year to a record $10.8 million.

♦
Diluted earnings per share ("EPS") grew 6% year-over-year to $0.19. This includes approximately $1.0 million in one-time rebranding expenses related to the Company's name change and set-up costs associated with establishing its new international operations in Gibraltar and Latin America.

♦	Gross margin increased 110 basis points year-over-year to 64%, due to strong PTG recurring revenue growth and improved ETS performance.

♦	Operating income margin remained relatively flat year-over-year at 22%.

♦	Adjusted EBITDA increased 6% to a record $23.9 million from $22.7 million.

♦
Selling, general and administrative ("SG&A") expenses increased $2.9 million year-over-year to $21.4 million. The increase primarily came from $1.1 million in legal expenses such as increased litigation, patent, and trademark costs.  The year-over-year increase was also due to greater sales and profit-driven commissions and related expenses, in addition to the establishment of the Company’s new international operations.  Greater total marketing costs predominantly related to the Company’s re-branding also contributed to the increase.

♦
Research & Development (“R&D”) expenses increased approximately $1.0 million year-over-year to $9.1 million largely due to development costs associated with the Company’s iGaming content delivery platform and online versions of its proprietary table games, and to a lesser extent, product enhancement initiatives in the Utility segment.

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♦
Free Cash Flow (“FCF”)1, a non-GAAP financial measure, was $12.3 million, a decrease of 22% year-over-year primarily due to an increase in cash taxes paid from increased profitability and our Australian entities' full utilization of net operating losses in fiscal 2011.  To a lesser extent, FCF declined due to an increase in capital expenditures largely related to the development of the Company’s iGaming content delivery platform and its purchase of servers for its overseas iGaming operations.

Fiscal Year 2012 Financial Highlights

♦	Revenue increased 14% year-over-year to $259.0 million – a Company record.

♦	Recurring revenue grew 12%, or $12 million, to $118.2 million and comprised 46% of total Company revenue.

♦
The Company paid off its remaining revolving line of credit balance in the fourth quarter and its cash and cash equivalents totaled $24.2 million. On October 31, 2011 the Company’s net debt (total debt less cash and cash equivalents) was $17.1 million.

♦	Gross margin increased 110 basis points year-over-year to 64%. The increase was driven by strong growth in recurring and sales revenue.

♦
GAAP net income was a Company record at $38.6 million, compared to $31.6 million in fiscal year 2011. Diluted EPS increased to $0.68 compared to $0.57 last year. This includes one-time rebranding costs associated with the Company's name change and set-up expenses for its new international operations of approximately $1.0 million.  Excluding the impact of due diligence expenses associated with the Company’s terminated acquisition of Ongame in the fiscal year, EPS grew 25% to $0.71.

♦
Operating income margin increased 110 basis points year-over-year to 21%.  Excluding the impact of due diligence expenses associated with the Company’s terminated acquisition of Ongame in the fiscal year, operating margin was 22%.

♦	Adjusted EBITDA grew 17% to $87.0 million, a Company record, from $74.7 million in fiscal year 2011.

_________________________
1 Free Cash Flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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♦
SG&A increased $8.8 million, or 13% year-over-year, to $77.4 million. Greater compensation and related expenses of $4.1 million primarily drove the increase as a result of higher sales and profit-driven commissions and related expenses, in addition to a full year of compensation for several executive-level positions that were filled in fiscal 2011.  $2.2 million in due diligence expenses from the terminated Ongame acquisition was also a key contributor to the increase.  Greater legal expenses of $1.5 million from various litigation matters, as well as regulatory and licensing expenses associated with the Company’s iGaming segment also contributed to the year-over-year increase.  SG&A as a percentage of total revenue stayed constant at 30%.

♦
R&D expenses increased 16% year-over-year to $32.2 million.  Development of the Company’s iGaming content delivery platform and online versions of proprietary table games attributed to the increase, in addition to new title development for the Equinox cabinet.  Additional investment in ETS and Utility also contributed to the increase.

♦
FCF was $43.8 million, a decrease of 9% year-over-year primarily due to a $17.2 million increase in cash taxes paid.  In fiscal 2012, the Company paid cash taxes as a result of greater profitability across all of its international subsidiaries as well as the full utilization of net operating losses in Australia.  In fiscal 2011, the Company received a net refund of approximately $0.5 million.

♦	International revenue totaled $144.4 million in 2012 compared to $126.8 million 2011, and represents 56% of total Company revenue.

"We reported another very strong quarter and year both operationally and financially as we continue to develop and deliver compelling products to the industry," said Linster Fox, SHFL's Chief Financial Officer.  "With no debt on our revolving line of credit and inventory turns at the highest they've ever been, our optimization of working capital helps us fuel growth and create shareholder value.  That growth requires investment in SHFL to capitalize on the many organic opportunities for the Company, particularly in the iGaming space and expanding into markets where we’re underrepresented."

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Fourth Quarter 2012 Business Segment Highlights

Utility

♦
Total Utility recurring revenue grew 8% to $13.8 million. The increase was driven mainly by the Company’s upgrade initiative and new casino openings in the United States, resulting in increased MD3, iDeal, and Deckmate card shuffler lease placements.

♦
Total Utility revenue grew to $25.0 million, representing a 5% increase over the same period last year. Strong recurring revenue growth, partially offset by a decrease in sales revenue, drove growth during the quarter.

♦	The leased installed base of 8,285 shufflers at the end of the quarter represented a 9% year-over-year increase.

♦	Gross margin remained flat year-over-year at 62%.

♦	The MD3 total installed base increased by 361 units in the quarter to 1,742. Of the total installed base, 54% of units are on lease.

Proprietary Table Games

♦
Total PTG recurring revenue increased 14% year-over-year to $12.6 million during the fourth quarter primarily due to increased placements across all PTG categories: premium table games (Ultimate Texas Hold’em, Mississippi Stud), progressive units (Fortune Pai Gow Poker Progressive, Three Card Poker Progressive), and side bets (Fire Bet, Fortune Pai Gow Poker, Dragon Bonus).

♦	Total PTG revenue increased 23% to $13.8 million driven by strong lease placements and to a lesser extent, increased sales revenue.

♦	Gross margin increased 220 basis points year-over-year to 83% due to an increase in total revenues.

♦
The progressive installed base increased 333 units year-over-year to 1,193 units overall. Placements of Three Card Poker Progressive, Fortune Pai Gow Poker Progressive, and Ultimate Texas Hold’em Progressive drove installs year-over-year.

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Electronic Table Systems

♦	Total ETS recurring revenue grew 33% year-over-year to $4.9 million due to strong participation revenue from Table Master and Vegas Star.

♦	Total ETS revenue grew to $9.9 million. The 37% year-over-year increase was driven primarily by sales of Vegas Star Widescreen upgrades in Australia in addition to the growth in recurring revenue.

♦	Gross margin improved substantially year-over-year to 57% due to an increase in total segment revenue.

Electronic Gaming Machines (“EGM”)

♦
Total EGM revenue grew 6% year-over-year to $24.9 million. The increase was primarily driven by sales related to the Equinox Super Top Box, the new slot title The Flintstones in Australia, as well as sales of 88 Fortunes in Asia.

♦
Gross margin decreased to 58% from 66% in the prior year period. This was due mainly to higher manufacturing costs in the current period as well as an increase in outsourced installation costs related to the Company’s expansion into new market segments in Australia.

♦	Total EGM placements fell 8% from 1,256 one year ago to 1,151 units. A decrease in Estar units on lease, offset slightly by sales of Super Top Box units, was the main driver of the decrease.

Further detail and analysis of the Company's financial results for the fiscal year ended October 31, 2012, is included in its Form 10-K, which the Company intends to file with the Securities and Exchange Commission on or before December 31, 2012.

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Webcast & Conference Call Information
Company executives will provide additional perspective on the Company’s fourth quarter and year-end results during a conference call on December 17, 2012 at 2:00 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting SHFL entertainment’s Fourth Quarter and Year End 2012 Conference Call.  A hardcopy of the presentation materials may be printed from the SHFL entertainment, Inc. Investor Relations website, http://ir.shfl.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast and a Company slide presentation highlighting fourth quarter performance may be accessed at http://ir.shfl.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit SHFL entertainment’s Investor Relations website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through January 17, 2013, a playback can be heard 24-hours a day by dialing (858) 384-5517 or toll-free (877) 870-5176; account number is 3055; conference I.D. number is 401649. Highlights from the conference call can be accessed on the Company’s Investor Relations Twitter account, www.twitter.com/shfl_news.

About SHFL entertainment, Inc.

SHFL entertainment, Inc. is a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service. The Company operates in legalized gaming markets across the globe and provides state-of-the-art, value-add products in five distinct categories: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game platforms; Electronic Gaming Machines, which include video slot machines; and newly introduced iGaming, which features online versions of SHFL entertainment’s table games, social gaming, and mobile applications. The Company is included in the S&P SmallCap 600 Index. Information about the Company and its products can be found on the Internet at www.shfl.com, or on Facebook, Twitter and YouTube.

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Forward Looking Statements

This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation: (a) the Company’s ability to sustain its growth through successfully implementing its strategic, growth, and operational initiatives; (b) the Company’s belief that EPS, Adjusted EBITDA and Free Cash Flow are useful widely referenced performance measures in the Company’s industry and the Company’s belief that references to them are helpful to investors; (c) the Company’s estimates of diluted EPS and Adjusted EBITDA and the assumptions upon which they are based; (d) the Company’s belief that growth requires organic investment in the Company; (e) the Company’s ability to develop products that achieve commercial success in the very competitive marketplace in which the Company operates; (f) the fact that the Company competes in a single industry and is dependent on the success of its customers and the risks that impact the Company’s customers, including a change in demand for gaming, a downturn in general worldwide economic conditions, or the gaming industry may adversely impact the Company or its results of operations. The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) inability to accomplish the Company’s innovation objectives or unexpected factors that limit or eliminate the Company’s ability to implement its strategic and operational plans or undertake or complete any of its growth initiatives including the rollout of the revamped e-Tables or its suite of new live and online games; (b) inaccuracies in the Company’s assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; (c) reduced demand for or increased competition with the Company’s products that affects its EPS and Adjusted EBITDA; (d) the Company’s inability to suitably manage its organic growth; (e) the Company’s inability to accurately gauge the commercial appeal of its products; and (f) unexpected changes in the market and economic conditions and reduced demand for or increased competition with the Company’s products. Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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SHFL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2012	2011	2012	2011
Revenue:
Product leases and royalties	$29,549	$25,744	$110,279	$98,369
Product sales and service	44,005	40,002	148,768	129,402
Total revenue	73,554	65,746	259,047	227,771
Costs and expenses:
Cost of leases and royalties	9,860	9,583	37,713	34,089
Cost of sales and service	16,888	15,092	56,196	51,127
Gross profit	46,806	41,071	165,138	142,555
Selling, general and administrative	21,448	18,532	77,439	68,609
Research and development	9,106	8,134	32,180	27,628
Total costs and expenses	57,302	51,341	203,528	181,453

Income from operations	16,252	14,405	55,519	46,318

Other income (expense)
Interest income	146	206	575	635
Interest expense	(297)	(605)	(1,519)	(2,636)
Other, net	(324)	(493)	(115)	(997)
Total other income (expense)	(475)	(892)	(1,059)	(2,998)
Income from operations before tax	15,777	13,513	54,460	43,320
Income tax provision	4,979	3,799	15,854	11,730
Net income	$10,798	$9,714	$38,606	$31,590

Basic earnings per share:	$0.19	$0.18	$0.69	$0.58
Diluted earnings per share:	$0.19	$0.18	$0.68	$0.57

Weighted average shares outstanding:
Basic	56,444	54,425	55,884	54,344
Diluted	57,185	54,959	56,628	54,997

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SHFL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	October 31,
	2012	2011
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$24,160	$22,189
Accounts receivable, net of allowance for bad debts of $491 and $402	45,708	39,713
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $8 and $44	9,287	5,006
Inventories	21,906	24,335
Prepaid income taxes	4,053	3,279
Deferred income taxes	4,622	4,911
Other current assets	6,901	4,291
Total current assets	116,637	103,724
Investment in sales-type leases and notes receivable, net of current portion
and net of allowance for bad debts of $0 and $5	6,310	3,704
Products leased and held for lease, net	34,639	35,196
Property and equipment, net	17,417	12,849
Intangible assets, net	62,836	66,517
Goodwill	84,950	85,392
Deferred income taxes	5,183	3,038
Other assets	3,079	2,467
Total assets	$331,051	$312,887

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,702	$5,001
Accrued liabilities and other current liabilities	22,402	21,135
Deferred income taxes	16	96
Customer deposits	3,383	3,407
Income tax payable	4,179	2,595
Deferred revenue	4,799	3,862
Current portion of long-term debt	-	508
Total current liabilities	41,481	36,604
Long-term debt, net of current portion	1,303	38,757
Other long-term liabilities	2,004	2,969
Deferred income taxes	1,493	942
Total liabilities	46,281	79,272
Commitments and Contingencies (See Note 15)
Shareholders' equity:
Common stock, $0.01 par value; 153,368 shares authorized; 55,973 and 54,196 shares issued and outstanding	560	542
Additional paid-in capital	135,758	114,306
Retained earnings	119,444	80,838
Accumulated other comprehensive income	29,008	37,929
Total shareholders' equity	284,770	233,615
Total liabilities and shareholders' equity	$331,051	$312,887

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SHFL ENTERTAINMENT, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

FINANCIAL DATA
	Three Months Ended October 31,		Twelve Months Ended October 31,
	2012	2011	2012	2011

Cash Flow Data:

Cash provided by operating activities	$15,243	$27,277	$51,111	$63,969

Cash used in investing activities:
Payments for products leased and held for lease	$(2,398)	$(4,988)	$(13,625)	$(16,596)
Purchases of property and equipment	(2,427)	(847)	(8,279)	(3,530)
Purchases of intangible assets	(217)	(549)	(4,550)	(6,818)
Acquisition of business	-	-	(5,500)	(6,499)
Proceeds from sale of leased assets	845	1,162	2,485	7,402
Proceeds from sale of assets	-	(4)	-	82
Other	(795)	(227)	(1,485)	(928)
	$(4,992)	$(5,453)	$(30,954)	$(26,887)

Cash provided by (used in) financing activities	$(13,847)	$(29,159)	$(19,282)	$(24,736)

Free cash flow (2)	$12,311	$15,876	$43,817	$48,223

Reconciliation of net income to Adjusted EBITDA:

Net income	$10,798	$9,714	38,606	$31,590
Other expense (income)	475	892	1,059	2,998
Share-based compensation	1,107	1,069	4,170	3,253
Income tax provision	4,979	3,799	15,854	11,730
Depreciation and amortization	6,547	7,184	25,204	25,135
Ongame Acquisition Expenses	-	-	2,152	-
Adjusted EBITDA (1)	$23,906	$22,658	$87,045	$74,706

Adjusted EBITDA margin	32.5%	34.5%	33.6%	32.8%

1.
Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization expense, Ongame acquisition expenses, and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance and to compare the operating performance with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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SHFL ENTERTAINMENT, INC.
BUSINESS SEGMENT DATA
(Unaudited, in thousands)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2012	2011	2012	2011

Utility:
Revenue	$24,977	$23,834	$93,965	$82,942
Gross profit	15,362	14,689	57,984	49,973
Gross margin	61.5%	61.6%	61.7%	60.3%

Proprietary Table Games:
Revenue	$13,823	$11,220	$52,446	$43,986
Gross profit	11,435	9,032	43,429	35,370
Gross margin	82.7%	80.5%	82.8%	80.4%

Electronic Table Systems:
Revenue	$9,859	$7,216	$31,042	$33,937
Gross profit	5,604	1,880	14,472	14,564
Gross margin	56.8%	26.1%	46.6%	42.9%

Electronic Gaming Machines:
Revenue	$24,895	$23,476	$81,594	$66,906
Gross profit	14,405	15,470	49,253	42,648
Gross margin	57.9%	65.9%	60.4%	63.7%

Total:
Revenue	$73,554	$65,746	$259,047	$227,771
Gross profit	46,806	41,071	165,138	142,555
Gross margin	63.6%	62.5%	63.7%	62.6%

Adjusted EBITDA
as a percentage of total revenue	32.5%	34.5%	33.6%	32.8%

Income from operations
as a percentage of total revenue	22.1%	21.9%	21.4%	20.3%

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